Exhibit 10.5

Aster Graphics Company Limited
Unit 1212,,12/F, Sespowet Tower, Concordia Plaza,No.1
Science Museum Road,Kowloon,HK
Tel: 86-760-8588 0936 Fax:86-760-8588 0869

Rebate Agreement

This Rebate Agreement dated as of 12th, March.2020,is between the seller Aster Graphics Company Ltd., and the buyer .

The agreed upon rebate amount is based on the amount received within the time frame of the Rebate Agreement. The rebate is to be disbursed based on the Rebate Schedule selected below. Any merchandised returned from the Buyer after the rebate has been disbursed. The total amount will be deducted from the next rebate period.

Program Details:

Purchase Amount	Rebate%

Agreed form of payment:

●	Every Invoice

From 1st Jan.2020 to 31st Dec.2020, Aster will make credit note on 0.5% value after due date payment been done by invoices.

●	Yearly

From 1st Jan. 2020 to 31st Dec.2020, if total amount of values of all invoices made in 2020 reach US$250,000, Aster will issue another additional credit note for 0.5% of this total value.

Other details:

A. Rebate Type	B. Calculation Based on	C. RMA
Rebate same as credit note to charge against the future invoice	Paid Invoice	Not including RMA/Credit Memo
D. Length of Rebate	E. Payment Format	F. Rebate Based On
Every invoice
Yearly	Credit note	Total amount of toner cartridge shipped from China

I have read and understand the program rules. I have read and agree to the terms and conditions stated in this rebate agreement.

Aster Graphics Co., Ltd.	Buyer

Name:	Name:
Title:	Title